EXHIBIT 10.28
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of January 1, 2004 between William Lehmann, an individual (“Employee”), and Advanced Biotherapeutics, Inc. (“ABT”), a wholly-owned subsidiary of Athersys, Inc., a Delaware corporation (“Athersys”), (together “the Company”).
RECITALS:
     A. ABT, d.b.a. Athersys, Inc., is engaged in the competitive business of developing, marketing and selling certain core biotechnologies for the diagnosis and treatment of genetic and infectious disease.
     B. ABT desires to employ Employee on the terms and conditions set forth in this Agreement.
     C. Employee is willing to accept employment on the terms and conditions expressed in this Agreement.
     D. ABT and Employee desire to terminate the Employment Agreement, by and between William Lehmann and ABT, dated as of September 10, 2001, as amended on November 14, 2001, which is hereby superceded in its entirety by this Agreement.
AGREEMENTS:
     NOW, THEREFORE, the parties agree as follows:
1.	Employment. ABT agrees to employ Employee, and Employee agrees to serve ABT, on the terms and conditions set forth in this Agreement.
(a)	Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement will begin on January 1, 2004 (the “Effective Date”) and continue through the fourth anniversary of the Effective Date (the “Employment Period”). The Employment Period will automatically be extended for one additional year on each anniversary of the Effective Date beginning on the fourth anniversary of the Effective Date unless (i) this Agreement is terminated as provided in Section 4, or (ii) either Employee or ABT gives written notice of termination of this Agreement to the other at least thirty (30) days prior to such date.

(b)	Position and Duties. Employee will serve as Executive Vice President of Corporate Development and Finance of ABT and will have such responsibilities, duties and authority as are customary of an Executive Vice President of a company the size and structure of ABT (or any position to which Employee may be promoted after the date of this Agreement) and as may from time to time be assigned to Employee by the Board of Directors of ABT (the “Board”) that are consistent with such responsibilities, duties, authority and applicable law.

Employee will devote substantially all of his working time and effort to the business and affairs of ABT.
(c)	Place of Performance. In connection with Employee’s employment by ABT, Employee will be based at the principal executive offices of ABT in the greater Cleveland, Ohio area.

(d)	Continuous Employment. For all purposes under this Agreement, the Employee shall be considered to have been continuously employed by ABT without regard to any change of duties or position of the Employee, including transfers between and among ABT and its affiliates, so long as Employee is continuously employed by ABT or any of its affiliates, including Athersys.
2.	Compensation and Related Matters. As compensation and consideration for the performance by Employee of Employee’s duties, responsibilities and covenants pursuant to this Agreement, ABT will pay Employee the amounts and benefits set forth below:
(a)	Salary. ABT will pay to Employee an annual base salary (“Base Salary”) during the Employment Period at a rate of Two Hundred Fifty Thousand Dollars ($250,000.00) commencing on January 1, 2004, such salary to be paid in substantially equal installments no less frequently than monthly. The Base Salary may be increased from time to time by the Board in its sole discretion and, if so increased, will not thereafter during the term of this Agreement be decreased. The Board will review the Base Salary at least annually to determine, in its sole discretion, whether an increase is appropriate. Compensation of Employee by salary payments will not be deemed exclusive and will not prevent Employee from participating in any other compensation or benefit plan of ABT.

(b)	Bonus. During the Employment Period, Employee will participate in any incentive plans that may in the future be made generally available to officers of ABT in comparable positions. In addition, Employee will be eligible for the performance bonus as set forth on Exhibit A.

(c)	Expenses. Employee will be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Employee during the Employment Period in fulfilling Employee’s duties and responsibilities under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of ABT, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by ABT.

(d)	Other Benefits. Employee will be entitled during the Employment Period to participate, on the same basis as other employees of ABT in similar positions, in all of the employee benefit plans and arrangements of ABT and enjoy all of the perquisites for which substantially all of the other employees of ABT in similar positions are from time to time generally eligible, as determined from time to time by the Board (including, without limitations each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and/or dental insurance plan, and disability plan); provided, however, that a change may be made to a plan in which salaried employees of ABT participate, including termination of any such plan, arrangement or perquisite, if it does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with the other salaried employees of ABT or is required by law or a technical change. Employee will be entitled to participate in and receive benefits under any employee benefit plan, arrangement or perquisite made available by ABT in the future to its employees in similar positions, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Also, ABT shall purchase for Employee a life insurance policy in the amount of $1 million for the benefit of the family of Employee. Nothing paid to Employee under any plan, arrangement or perquisite presently in effect or made available in the future will be deemed to be in lieu of the salary payable to Employee pursuant to paragraph (a) of this Section 2.
(e)	Vacations. During the Employment Period, Employee will be entitled to paid vacation in each calendar year, determined in accordance with ABT’s vacation policy, but in all events in an amount of not less than three (3) weeks per calendar year. Employee will also be entitled to all paid holidays and personal days given by ABT to its employees during the Employment Period.
3.	Termination. The Employment Period may be terminated under the following circumstances:
(a)	Death. The Employment Period will terminate upon Employee’s death.

(b)	Disability. If, in the written opinion of a qualified physician selected by ABT and agreed to by Employee (or if no agreement is reached within thirty (30) days of the commencement of discussions between ABT and Employee, then of a qualified physician agreed upon by the physician selected by ABT and a physician selected by Employee), Employee becomes unable to perform his duties under this Agreement due to physical or mental illness, ABT may terminate the Employment Period.

(c)	Cause. ABT may terminate the Employment Period for Cause. For purposes of this Agreement, ABT will have “Cause” to terminate the Employment Period as a result of any of the following events: (i) the commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony; (ii) the willful or wanton disregard of the rules or policies of the Company or its Subsidiaries which results in a material loss, damage or injury to the Company or its Subsidiaries; (iii) the repeated failure of Employee to perform duties consistent with Employee’s position or to follow or comply with the reasonable directives of the Company’s or its Subsidiaries’ Board of Directors or Employee’s superiors after having been given notice thereof (e.g., the insubordination of Employee); or (iv) the material breach of any provision contained in a written non-competition, confidentiality or non-disclosure agreement between the Company or any of its Subsidiaries and Employee.
(d)	Good Reason. Employee may terminate the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” includes the occurrence of any of the following circumstances, without Employee’s express consent, unless such circumstances are fully corrected prior to the Date of Termination (as defined in paragraph (g) of this Section 4) specified in the Notice of Termination (as defined in paragraph (f) of this Section 4) given in respect thereof and such circumstances do not reoccur: (A) a diminution in Employee’s position, duties, responsibilities or authority (unless such diminution occurs during periods when Employee is unable to perform all or substantially all of Employee’s duties and/or responsibilities as a result of Employee’s illness (either physical or mental) or other incapacity); (B) a reduction in either Employee’s annual rate of Base Salary or level of participation in any bonus or incentive plan for which he is eligible under Section 2(b); (C) an elimination or reduction of Employee’s participation in any benefit plan generally available to employees of ABT in similar positions, unless ABT continues to offer Employee benefits substantially similar to those made available by such plan; provided, however, that a change to a plan in which salaried employees of ABT generally participate, including termination of any such plan, if it does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with the other salaried employees of ABT or is required by law or a technical change, will not be deemed to be Good Reason; (D) failure to provide facilities or services which are suitable to Employee’s position and adequate for the performance of Employee’s duties and responsibilities; (E) failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to ABT to assume ABT’s obligations under this Agreement, as contemplated by Section 6; (F) any purported termination by ABT of the Employment Period which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (f) of this Section 4 (and for purposes of this Agreement no such purported termination will be effective); (G) a change in the location of ABT’s principal executive offices to outside the greater Cleveland, Ohio area; (H) a termination of the Employment Period by Employee within ninety (90) days following a Change in Control (as defined in paragraph (h) of this Section 4); provided, however, that Good Reason will not exist if Employee has accepted employment with the successor entity and such successor entity has assumed this Agreement; (I) a breach of this Agreement by ABT; or (J) any similar circumstances which Employee reasonably believes are contrary to this Agreement. Employee’s right to terminate the Employment Period pursuant to this paragraph (d) will not be affected by Employee’s incapacity due to physical or mental illness. Employee’s continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that Employee will be deemed to have waived his rights pursuant to circumstances constituting Good Reason if Employee has not provided to ABT a Notice of Termination within ninety (90) days following his knowledge of the circumstances constituting Good Reason.

(e)	Non-Extension. ABT or Employee may terminate the Employment Period by providing the notice described in Section 1(a)(ii) hereof.

(f)	Notice of Termination. Any termination of the Employment Period by ABT or by Employee (other than a termination pursuant to paragraph (a) of this Section 4) must be communicated by written Notice of Termination to the other party in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” means a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated.

(g)	Date of Termination. “Date of Termination” means (i) if the Employment Period is terminated pursuant to paragraph (a) above, the date of Employee’s death, (ii) if the Employment Period is terminated pursuant to paragraph (b) above, thirty (30) days after Notice of Termination is given (provided that Employee has not returned to the full-time performance of Employee’s duties during such thirty (30) day period), (iii) if the Employment Period is terminated pursuant to paragraph (c) or (d) above, the date specified in the Notice of Termination which, in the case of a termination by ABT for Cause will not be less than fifteen (15) days from the date such Notice of Termination is given, and, in the case of a termination by Employee pursuant to Section 4(d), such date will not be less than fifteen (15) days nor more than thirty (30) days from the date such Notice of Termination is given, (iv) if the Employment Period is terminated by ABT other than for Cause, thirty (30) days from the date Employee is notified of such termination, or (v) if Employee terminates the Employment Period and fails to provide written notice to ABT of such termination, the date of such termination.

(h)	Change in Control. For purposes of this Agreement, a “Change in Control” will occur (i) upon the sale or other disposition to a person, entity or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) (such a person, entity or group being referred to as an “Outside Party”) of 50% or more of the consolidated assets of Athersys taken as a whole, or (ii) if shares representing a majority of the voting power of Athersys are acquired by a person or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) of persons other than the holders of the capital stock of Athersys as of the date of this Agreement, or (iii) if following an underwritten public offering of equity securities of Athersys pursuant to an effective registration statement under the Securities Act of 1933, as amended, the individuals who are directors of Athersys immediately following the effective date of such public offering (or individuals nominated by such directors) no longer constitute a majority of the whole Board.
4.	Compensation Upon Termination.

(a)	Disability. During any period that Employee fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness, Employee will continue to receive his full Base Salary at the rate then in effect for such period (offset by any payments to Employee received pursuant to disability benefit plans maintained by ABT) and all other compensation and benefits under this Agreement (including pro rata payment for vacation days not taken) until the Employment Period is terminated pursuant to Section 4(b) and for a period of twelve (12) months from the date of such termination.

(b)	Cause or Death. If the Employment Period is terminated by ABT for Cause or by Employee other than for Good Reason or as a result of Employee’s death, ABT will pay to Employee his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which Employee is entitled as of the Date of Termination, including any bonus owed pursuant to Section 2(b), expenses owed pursuant to Section 2(c) and amounts under any compensation plan or program of ABT, at the time such payments are due and ABT will, thereafter, have no further obligations to Employee under this Agreement.

(c)	Good Reason. If (i) in breach of this Agreement, ABT terminates the Employment Period (it being understood that a purported termination for disability pursuant to Section 4(b) or for Cause which is disputed and finally determined not to have been proper will be a termination by ABT in breach of this Agreement), or (ii) Employee terminates the Employment Period for Good Reason; then
(i)	ABT will continue to pay to Employee his full Base Salary for a period of six months from the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which Employee is entitled as of the Date of Termination, including any bonus owed pursuant to Section 2(b) and any expenses owed pursuant to Section 2(c); provided, however, if during such six month period, Employee violates any provision of the Agreement for Disclosure of Confidential Information between Employee and Athersys, then ABT will not be required to make any further payments to Employee; and

(ii)	ABT will permit Employee, at Employee’s option and expense, to continue the participation of Employee for a period of eighteen (18) months in all medical, life and other employee “welfare” benefit plans and programs in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs. Employee agrees that the period of coverage under such plans shall count against such plans’ obligation to provide continuation coverage pursuant to the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).
(d)	Mitigation. Employee will be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, and the amount of any payment or benefit provided for in this Section 5 will be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to ABT, or otherwise.

(e)	Survival of Obligations. The obligations of ABT to make payments and provide benefits under this Section 5 will survive the termination of this Agreement.
5.	Successors and Assigns. This Agreement and all rights of Employee under this Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If Employee dies while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate. This Agreement and all rights of ABT under this Agreement will inure to the benefit of and be enforceable by ABT’s successors or assigns. Employee hereby consents to the assignment by ABT of all of its rights and obligations hereunder to any successor to ABT by merger or consolidation or purchase of all or substantially all of ABT’s assets, provided such transferee or successor assumes the liabilities of ABT hereunder.
6.	Employee Representations: Employee represents and warrants to ABT that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by ABT, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.
7.	Withholding of Taxes. ABT may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as ABT is required to withhold pursuant to any applicable law, regulation or ruling.
8.	Notice. Notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

If to Employee:
William Lehmann

                                        , OH
If to ABT:
Advanced Biotherapeutics, Inc., d.b.a. Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634
Attention: President & Chief Executive Officer
Copy to:
Christopher M. Kelly, Esq.
Jones Day
North Point, 901 Lakeside Avenue
Cleveland, Ohio 44114
or to such other address as any party may have furnished to the other in writing, except that notices of change of address will be effective only upon receipt.
9.	Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10.	Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio without regard to its conflicts of law principles.
11.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

13.	Captions. The headings of paragraphs are included solely for convenience of reference only and are not part of this Agreement and will not be used in construing it.
14.	Consent to Jurisdiction and Forum. Employee expressly and irrevocably agrees that ABT may bring any action, whether at law or in equity, arising out of or based upon this Agreement in the State of Ohio or in any federal court therein. Employee irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Ohio.
15.	Entire Agreement. This Agreement sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party; and any prior agreement of the parties in respect of the subject mater contained in this Agreement is terminated and canceled.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Advanced Biotherapeutics, Inc.		EMPLOYEE:

By:	/s/ Gil Van Bokkelen	By:	/s/ William Lehmann
	Gil Van Bokkelen		William Lehmann
President & Chief Executive Officer

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